Exhibit 10.18

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT NO. 4001 (this “Agreement”) is entered into as of June 7, 2004, by and between LIGHTHOUSE CAPITAL PARTNERS V, L.P. (“Lender”) and RIVERBED TECHNOLOGY, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to borrow money from time to time from Lender and Lender desires to lend money to Borrower. This Agreement sets forth the terms on which Lender will lend to Borrower and Borrower will repay the loan to Lender.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“ACH” means the nationwide Automated Clearing House electronic funds transfer system that processes electronically originated batches of credit and debit transfers.

“ACH Authorization Form” means the ACH Authorization Form in substantially the form of that attached here to as Exhibit E.

“Affiliate” means any Person that owns or controls directly or indirectly five percent (5%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons or each of such Person’s officers, directors, joint venturers or partners.

“Basic Rate” means nine percent (9.00%) per annum; provided that should the Prime Rate as quoted in the western edition of the Wall Street Journal (“Prime Rate”) exceed four percent (4.00%), then, in each instance the Basic Rate for Loans that have not yet been funded or Loans for which the Loan Commencement Date has not yet occurred, the Basic Rate will be increased by the same amount by which the Prime Rate exceeds four percent (4.00%).

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, as amended from time to time.

“Collateral” means the Property described on Exhibit A-1 attached hereto.

“Commitment” means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Commitment Fee” means Five Thousand Dollars ($5,000).

“Commitment Termination Date” means October 1, 2005.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to eighteen percent (18%), but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans.

“Event of Default” has the meaning given to such term in Section 8.

“Event of Loss” has the meaning given to that term in Section 6.10.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of Property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation and negotiation, administration, and enforcement of the Loan Documents; and Lender’s reasonable attorneys’ fees and expenses incurred in amending, modifying, enforcing or defending the Loan Documents, including in the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought.

“Lien” means any pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, charge, claim, encumbrance or other lien in favor of any Person.

“Liquidation Event” means any of the following: (i) a merger of Borrower with another entity; or (ii) the sale of all or substantially all of Borrower’s assets; or (iii) a transaction in which the shareholders immediately prior to such transaction own less than fifty percent (50%) of the equity securities of Borrower immediately after such transaction; or (iv) the initial public offering of any of Borrower’s equity securities.

“Loan” means each advance of credit by Lender to Borrower under this Agreement.

“Loan Agreement Supplement” means a supplement to this Agreement in substantially the form of Exhibit C.

“Loan Amount” means, with respect to each Loan, as of any date, the original principal amount of such Loan less the aggregate of all Prepayment Amounts relating to prepayments of such Loan paid prior to such date.

“Loan Commencement Date” means January 1, 2006.

“Loan Documents” means, collectively, this Agreement, the Warrants, and all other documents, instruments and agreements entered into between Borrower and Lender in connection with this Agreement, all as amended or extended from time to time.

“Loan Factor” means, with respect to each Loan, the amount set forth as a percentage in the Summary of Loan Agreement Supplement with respect to such Loan, calculated using the Basic Rate applicable to such Loan.

“Maturity Date” means, with respect to each Loan, the last day of the Repayment Period for such Loan, or the date of prepayment under Section 2.5.

“Minimum Funding Amount” means One Hundred Thousand Dollars ($100,000).

“Negative Pledge Agreement” means an agreement in the form of Exhibit F or such other form as Lender may agree to accept.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents, or by any other agreement between Lender and Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including the principal, and interest due with respect to the Loans, and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise, and further including all interest not paid when due and all Lender’s Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

“Payment Date” has the meaning given to that term in Section 2.4(a).

“Permitted Indebtedness” means the following:

(a) any Loans made from time to time by Lender;

(b) Indebtedness secured by the Permitted Liens; and

(c) Additional Indebtedness in an amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000), provided such Indebtedness is subordinate in rights of security to Borrower’s Indebtedness to Lender under this Agreement.

“Permitted Investments” means the following:

(a) investments shown on Schedule 4 and existing as of the date hereof;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within one (1) year from its acquisition, (ii) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investor Service, Inc., and (iii) bank certificates of deposit issued maturing no more than one (1) year after issue;

(c) investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transaction in the ordinary course of business;

(d) investments accepted in connection with transfers permitted by Section 7.2;

(e) investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(f) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, provided however, the amount as set forth in this paragraph (f) shall not exceed One Hundred Thousand Dollars ($100,000) in the aggregate;

(g) investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (g) shall not apply to investments of Borrower in any Subsidiary; and

(h) investment in joint ventures consisting of the licensing of technology or the providing of technical support in the ordinary course of Borrower’s business pursuant to Borrower’s customary business practices and provided there are no Liens other than Permitted Liens.

(i) investments in any of Borrower’s Subsidiaries now or hereafter existing.

“Permitted Liens” means the following:

(a) The Lien created by this Agreement;

(b) Any Liens existing as of the date hereof and disclosed in Schedule 1;

(c) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no superior priority over Lender’s Lien in the Collateral;

(d) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Borrower in the ordinary course of business of Borrower; and

(e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (b) above, provided that any extension, renewal or replacement Lien shall be limited to the Property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Prepayment Amount” means in the case of a mandatory prepayment pursuant to Sections 2.5(a) and 6.10, the original Stated Cost of the item of Collateral with respect to which such prepayment relates.

“Prepayment Fee” means an amount equal to (i) one percent (1%) of the principal amount prepaid prior to January 1, 2007 and (ii) two percent (2%) of the principal amount prepaid after January 1, 2007.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Repayment Period” means the period beginning on the Loan Commencement Date and continuing for twenty-four (24) calendar months.

“Responsible Officer” means each of the President and the Chief Financial Officer of Borrower.

“Scheduled Payments” has the meaning given to such term in Section 2.4(a).

“Soft Costs” means software, software licenses, software tools, intellectual property licenses, tenant improvements, tooling, equipment located in foreign countries, prototypes and inventory.

“Stated Cost” means with respect to an item of Collateral, the original cost to Borrower of the item of Collateral net of any and all freight, installation, tax and other soft costs.

“Stipulated Loan Value” means, with respect to each Loan, the percentages set forth in AnnexB to the Loan Agreement Supplement for such Loan.

“Subsidiary” means any corporation of which a majority of the outstanding capital stock entitled to vote for the election of directors (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Summary of Loan Agreement Supplement” means, with respect to each Loan, the “Summary of Loan Agreement Supplement” attached as Annex C to the Loan Agreement Supplement prepared by Lender in connection with such Loan.

“Term” means the period from and after the date hereof until termination of the Commitment and the payment in full of all Obligations, including amounts and liabilities payable under this Agreement and the other Loan Documents, including principal and interest on the Loans.

“Warrants” means the Warrants in favor of Lender and its affiliated fund, Lighthouse Capital Partners IV, L.P. (“LCP-IV”) to purchase securities of Borrower substantially in the form of Exhibit B-1 and B-2.

1.2 Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words or similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with generally accepted accounting principles as in effect in the United States of America from time to time.

2. LOAN AND TERMS OF PAYMENT

2.1 Commitment. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower the Loans; provided that the aggregate principal amount of the Loans shall not exceed the Commitment at such time; provided further, that if the proceeds of a Loan are used to finance equipment, rather than to financing Soft Costs or for other purposes permitted by Section 2.2, then the aggregate principal amount of such Loan shall not exceed the Stated Cost of the equipment financed with such Loan and; such financed equipment shall have been delivered to Borrower within ninety (90) days of the Funding Date for such Loan. With respect to the first Loan only, Lender agrees to finance equipment delivered to Borrower within the period that is between September 1, 2003 and the date of this Agreement at an amount equal to the Stated Cost of such equipment, provided the request for funding such equipment is submitted to Lender within thirty (30) days of the date hereof. If prepaid, the principal of the Loans may not be re-borrowed.

2.2 Use of Proceeds; The Loan.

(a) Use of Proceeds. The proceeds of the Loan shall be used solely for the acquisition of new and used computers, peripherals, analytical and test equipment, laboratory equipment and furniture, office furniture and equipment, and Soft Costs. Up to sixty percent (60%) of the Commitment may be used to finance Soft Costs (the “Soft Cost Allocation”). Each invoice for such equipment shall a have a minimum value of One Thousand Dollars ($1,000). Notwithstanding the foregoing and without regard to whether any Soft Costs have been incurred, up to fifty percent (50%) of the Soft Cost Allocation may be used one time only during the first six (6) month period of availability of the Commitment for general corporate purposes, including without limitation, repayment of any existing indebtedness owning by Borrower to Silicon Valley Bank.

(b) The Loans. The Loans shall be repayable in consecutive monthly installments in accordance with the terms of Section 2.4. Lender may, and is hereby authorized by Borrower to, endorse in its books and records appropriate notations regarding Lender’s interest in the Loans; provided, however, that the failure to make, or an error in making, any such notation shall not limit or otherwise affect the Obligations of Borrower hereunder.

2.3 Procedure for Making Loan.

(a) Notice. Whenever Borrower desires that Lender make a Loan, Borrower shall so notify Lender in writing (or by telephone with prompt confirmation in writing) at least fifteen (15) Business Days in advance of the desired Funding Date, which notice shall be irrevocable. Lender’s obligation to make Loans shall be expressly subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2. Lender shall have the right, exercisable at any time, to request that Borrower furnish Lender with such additional information with respect to the Loans as Lender shall reasonably request.

(b) Loan Interest Rate. The unpaid principal balance of each Loan shall bear interest from the Loan Commencement Date until such Loan has been paid in full, at a per annum rate of interest equal to the Basic Rate, determined as of the date that is ten (10) business days prior to the Loan Commencement Date. The Basic Rate applicable to each Loan shall be fixed for the Repayment Period and shall not be subject to change in the absence of a manifest error. All computations of interest on each Loan shall be based on a year of three hundred and sixty (360) days for actual days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(c) Loan Factor and Stipulated Loan Value Calculation. On the Loan Commencement Date, Lender shall establish the Loan Factor with respect to the Loans. The Loan Factor shall be calculated in a manner to fully amortize the Loan over the Repayment Period applicable to such Loan in equal periodic installments of principal and interest. The Loan Factor and schedule of Stipulated Loan Values applicable to such Loan shall be set forth in the Loan Agreement Supplement prepared by Lender with respect to such Loan and shall be conclusive in the absence of a manifest error.

(d) Disbursement. Subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2 with respect to the initial Loan and the satisfaction of the conditions set forth in Section 3.2 with respect to each subsequent Loan, Lender shall at its election, disburse the Loans either through an ACH funds transfer arrangement or via wire transfer of funds, in each case to an account designated by Borrower.

(e) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment to Borrower hereunder shall terminate on the earlier of (i) at the Lender’s sole election, the occurrence and continuance of any Default or Event of Default hereunder, and (ii) the Commitment Termination Date.

2.4 Amortization of Principal and Interest; Interim Payment; Final Payment.

(a) Principal and Interest Payments On Payment Dates. Borrower shall make payments of principal and accrued interest in advance for each Loan (collectively, “Scheduled Payments”), commencing on the Loan Commencement Date with respect to such Loan and continuing thereafter during the Repayment Period on the first Business Day of each calendar month (each a “Payment Date”), in an amount equal to the Loan Factor multiplied by the Loan Amount for such Loan as of such Payment Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the last Payment Date with respect to such Loan.

(b) Interim Payment. In addition to the Scheduled Payments, Borrower shall pay to Lender, monthly in advance, an amount (the “Interim Payment”) equal to accrued interest on the aggregate principal amount of the Loans calculated at the Basic Rate from the Funding Date (and thereafter recalculated on the first Business Day of each calendar month during which an Interim Payment is due), until commencement of the Repayment Period with respect to the Loans.

(c) Commitment Fee. The Commitment Fee shall be applied to the expenses, advance payment, interim payments, the first month’s payment and every subsequent payment until fully applied.

(d) Late Fee. A late charge on any Scheduled Payments or other sums due hereunder which are past due, in an amount equal to two percent (2%) of the past due amount, payable on demand.

2.5 Prepayments.

(a) Prepayment Upon an Event of Loss. If any Collateral is subject to an Event of Loss and Borrower is required to or elects to prepay the Loans with respect to such Collateral pursuant to Section 6.10, then the Loans shall be prepaid to the extent and in the manner provided in such section.

(b) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default or otherwise (other than following an Event of Loss), then Borrower shall immediately pay to Lender (i) the outstanding principal amount of the Loans and any unpaid accrued interest (including Interim Payments) with respect to the Loans (ii) the Prepayment Fee, and (iii) all other costs and expenses, if any, that are owing under this Agreement.

(c) Voluntary Prepayment. Borrower may voluntarily prepay the Loans, provided that each of the following conditions is satisfied: Borrower pays to Lender (i) the outstanding principal amount of the Loans and any unpaid accrued interest (including any Interim Payments) owing with respect to the Loans, (ii) the Prepayment Fee, and (iii) all other costs and expenses, if any, that are owing under this Agreement.

(d) No Other Prepayment. Borrower may not prepay any Loan except upon the occurrence of an event described in Section 2.5(a) (b) or (c) above in which event the prepayment shall be made as described in such sections.

2.6 Other Payment Terms.

(a) Place and Manner. Borrower shall authorize Lender to cause all scheduled monthly principal and interest payments and cost and expenses due to Lender hereunder, whether such payments are on account of the Loans, expenses, fees or other payments due Lender, to be made through an ACH funds transfer arrangement reasonably acceptable to Lender, in lawful money of the United States, in good same day or immediately available funds to an account designated by Lender. Borrower shall execute and deliver the ACH Authorization Form substantially in the form of Exhibit E hereto, which shall authorize Lender to take all steps necessary or desirable to cause all scheduled monthly principal and interest payments and all cost and expenses due Lender by Borrower hereunder to be made via an ACH system. In the event the ACH payment arrangement is terminated for any reason, Borrower shall make all payments due to Lender by payments to Lender at the address specified in Section 11, in lawful money of the United States and in good same day or immediately available funds.

(b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Default Rate. If either (i) any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including principal, interest, and any fees or other amounts) remain unpaid after such amounts are due, or (ii) an Event of Default has occurred and is continuing, Borrower shall pay interest on the aggregate, outstanding balance hereunder from the date due or from the date of the Event of Default, as applicable, until such past due amounts are paid in full or until all Events of Default are cured, as applicable, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of 360 days for actual days elapsed.

2.7 Minimum Funding Amount. Except with the prior consent of Lender, in Lender’s sole discretion, the amount of the requested Loan shall not be less than the Minimum Funding Amount.

2.8 Crediting Payments. The receipt by Lender of any wire transfer of funds, funds transfer, check, or other item of payment shall be immediately applied conditionally to reduce Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Lender or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or other payment received by Lender after 11:00 a.m. California time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.9 Term. This Agreement shall become effective upon acceptance by Lender and shall continue in full force and effect during the Term. Notwithstanding the foregoing, Lender shall have the right to terminate this Agreement immediately and without notice upon the occurrence of an Event of Default.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Loan. The obligation of Lender to make the initial Loan is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, all of the following:

(a) This Agreement duly executed by Borrower.

(b) The Warrants to be issued to Lender and LCP-IV duly executed by Borrower.

(c) The ACH Authorization Form in the form of Exhibit E attached hereto duly executed and delivered by Borrower.

(d) The Negative Pledge Agreement duly executed and delivered by Borrower.

(e) Copies of the contracts and agreements referenced in Section 5.14, and any third party consents related thereto required by Lender in its sole discretion.

(f) An officer’s certificate of Borrower with copies of the following documents attached: (i) the certificate of incorporation and by-laws of Borrower certified by Borrower as being in full force and effect on the Funding Date, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(g) A good standing certificate from Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, together with certificates of the applicable governmental authorities stating that Borrower is in compliance with the franchise tax laws of each such state, each dated as of a recent date.

(h) The insurance coverage required by Section 6.9 of this Agreement.

(i) All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrant and the other Loan Documents.

(j) Payment of any unreimbursed Lender’s Expenses.

(j) Such other documents, and completion of such other matters, as Lender may deem necessary or appropriate.

3.2 Conditions Precedent to all Loans. The obligation of Lender to make each Loan, including the initial Loan, is further subject to the following conditions:

(a) No Default or Event of Default shall have occurred and be continuing.

(b) Borrower shall have provided to Lender with respect to the Collateral, vendor invoices, bills of sale, receipts, agreements, proof of payment, and other documents as Lender shall reasonably request to evidence the ownership by Borrower of, the payment in full of the purchase price of, and the fair market value of, such Collateral, each in form and substance reasonably satisfactory to Lender.

(c) Borrower and Lender shall have executed a Loan Agreement Supplement with respect to the proposed Loan.

(d) Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Lender pursuant to Section 4.

(e) Borrower shall have delivered to Lender a subordination agreement, release, or estoppel letter, as appropriate, from any Person having an existing Lien superior to the Lien of Lender on any item of Collateral, including, but not limited to, the Indebtedness to Silicon Valley Bank (“SVB”) under that certain Loan and Security Agreement dated March 31, 2003 between Borrower and SVB.

(f) Such other documents, and completion of such other matters, as Lender may deem necessary or appropriate.

3.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to each Loan, if such Loan is advanced. Borrower expressly agrees that the extension of such Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower grants to Lender a valid, first priority, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents.

4.2 Duration of Security Interest. Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations, whereupon such security interest shall terminate; provided, however, if any item of Collateral is subject to an Event of Loss, then following the prepayment of the Loan with respect to such item pursuant to Section 2.5, Lender shall release its security interest in such item of Collateral. Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be necessary to effect the release contemplated by this Section 4.2, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.3 Possession of Collateral. So long as no Event of Default has occurred and is continuing, Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of its security interest therein) and shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided, however, that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.4 Markings on the Collateral. At Lender’s request at any time during the Term of the Loan (including any extension thereof), Borrower shall place in a conspicuous location on each item of Collateral a plaque or other marking to be supplied by Lender which reads substantially as follows:

Lighthouse Capital Partners V, L.P. has a first priority security interest in this item of equipment.

Such plaque or other marking shall not be removed (or if removed or damaged such plaque or other marking shall be replaced) until the security interest in favor of Lender in such item of Collateral is terminated pursuant to this Agreement.

4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, all financing statements and other documents such Lender may reasonably request, in form satisfactory to Lender, to perfect and continue Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants and covenants as follows:

5.1 Due Organization and Qualification. Borrower is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure so to qualify would not have a material adverse effect on Borrower.

5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted.

5.3 Subsidiaries. Borrower has no Subsidiaries, except those listed in Schedule 2 hereto, as such schedule may be amended from time to time.

5.4 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation and the by-laws, or other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.5 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.6 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for the first priority lien held by the Lender and except for other Permitted Liens. Borrower has not acquired any part of the Collateral from an assignor outside the ordinary course of such assignor’s business.

5.7 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Other than NBT Technology, Inc., Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located at the address set forth in Section 11. The Collateral is presently located at the addresses set forth in Schedule 3.

5.8 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a material adverse effect on Borrower or the aggregate value of the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings. Borrower will promptly notify Lender in writing if any action, proceeding or governmental investigation involving Borrower is commenced that may result in damages or costs to Borrower of Fifty Thousand Dollars ($50,000) or more.

5.9 Financial Statements. All financial statements relating to Borrower or any Affiliate that have been or may hereafter be delivered by Borrower to Lender present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.

5.10 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

5.11 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes that are due and payable, except for such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been created in accordance with generally accepted accounting principles.

5.12 Consents and Approvals. No approval, authorization or consent of any trustee or holder of any indebtedness or obligation of Borrower or of any other Person under any such material agreement, contract, lease or license or similar document or instrument to which Borrower is a party or by which Borrower is bound, is required to be obtained by Borrower in order to make or consummate the transactions contemplated under the Loan Documents. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Borrower in order to make or consummate the transactions contemplated under the Loan Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

5.13 Trademarks, Patents, Copyrights, Franchises and Licenses. Borrower possesses or owns all necessary trademarks, trade names, copyrights, patents, patent rights, franchises and licenses which are material to the conduct of its business as now operated.

5.14 Material Contracts. Borrower has disclosed to Lender in writing all currently effective material contracts and agreements (whether written or oral) to which Borrower is a party. There are no material defaults under any such material contract or agreement by Borrower. Upon Lender’s request, Borrower shall deliver to Lender true and correct copies of all such material contracts or agreements (or, with respect to oral contracts or agreements, written descriptions of the material terms thereof).

5.15 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document, certificate or written statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until the full and complete payment of the Obligations and the termination of the Commitments, Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a material adverse effect on the financial condition, operations or business of Borrower. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could have a material adverse effect on its financial condition, operations or business.

6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could materially adversely affect the financial condition, operations or business of Borrower.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, certified by a Responsible Officer; (b) commencing with the 2003 fiscal year, as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, or such other time period as approved by the Borrower’s Board of Directors, audited financial statements of Borrower prepared in accordance with generally accepted accounting principles, consistently applied, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender; (c) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; (d) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower; and (e) such other financial information as Lender may reasonably request from time to time.

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, there shall be delivered to Lender a certificate signed by a Responsible Officer (each an “Officer’s Certificate”) with respect to such financial reports to the effect that: (i) no Event of Default or Default has occurred and is continuing hereunder since the date of this Agreement or, if later, since the date of the prior Officer’s Certificate or, if such an event or condition has occurred and is continuing, the nature and extent thereof and the action Borrower proposes to take with respect thereto, and (ii) Borrower is in compliance with the provisions of Sections 6 and 7.

6.5 Notice of Event of Loss. As soon as possible, and in any event within ten (10) Business Days thereafter, Borrower shall notify Lender in writing in reasonable detail of any Event of Loss.

6.6 Notice of Defaults. As soon as possible, and in any event within five (5) Business Days after the discovery of a Default or an Event of Default provide Lender with an Officer’s Certificate of Borrower setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.7 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any properties belonging to it, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is adequately reserved against by Borrower.

6.8 Use; Maintenance.

(a) Borrower, at its expense, shall make all necessary site preparations and cause any Collateral consisting of equipment to be operated in accordance with any applicable manufacturer’s manuals or instructions. So long as no Default or Event of Default has occurred and is continuing, Borrower shall have the right to quietly possess and use the Collateral as provided herein without interference by Lender (except as necessary to protect Lender’s security interest in the Collateral).

(b) Borrower, at its expense, shall maintain the Collateral in good condition, reasonable wear and tear excepted, and will comply in all material respects with all laws, rules and regulations to which the use and operation of the Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to the Collateral, regardless of the cause. If maintenance is mandated by manufacturer, Borrower shall obtain and keep in effect, at all times during the Term maintenance service contracts with suppliers approved by Lender, such approval not to be unreasonably withheld. All parts furnished in connection with such maintenance or repair shall immediately become part of the Collateral. All such maintenance, repair and replacement services shall be immediately paid for and discharged by Borrower with the result that no Lien will attach to the Collateral.

6.9 Insurance.

(a) Borrower, at its own expense, shall obtain and maintain in amounts and coverages satisfactory to Lender (a) insurance against loss or damage to the Collateral, (b) commercial general liability insurance, including contractual liability, products liability and completed operations coverage according to standard industry practices, and (c) such other insurance against such other risks of loss and with such terms as shall be reasonably satisfactory to or reasonably required by Lender as to carriers, amounts and otherwise. The amount of insurance covering loss or damage to the Collateral shall be the greater than or equal to the Stipulated Loan Value (as defined in Section 1.1) of all Collateral outstanding under the Loan Documents.

(b) The amount of commercial general public liability insurance (other than products liability coverage and completed operations insurance) shall be at least Two Million Dollars ($2,000,000) per occurrence. The amount of such products liability and completed operations insurance shall be at least Two Million Dollars ($2,000,000) per occurrence. The deductible with respect to insurance against loss or damage to the Collateral and product liability insurance shall not exceed Twenty-five Thousand Dollars ($25,000); otherwise there shall be no deductible with respect to any insurance required to be maintained hereunder without the prior written approval of Lender. Each such insurance policy shall: (i) name Lender loss payee or additional insured, as appropriate, (ii) provide for insurer’s waiver of its right of subrogation against Lender and Borrower, (iii) provide that such insurance shall not be invalidated by any action of, or breach of warranty by, Borrower and waive set-off, counterclaim or offset against Lender, (iv) provide that Borrower’s insurance shall be primary without a right of contribution of Lender’s insurance, if any, or any obligation on the part of Lender to pay premiums of Borrower, and (v) require the insurer to give Lender at least thirty (30) days prior written notice of cancellation. Borrower shall, on or prior to the first disbursement of funds hereunder and prior to each policy renewal, furnish to Lender certificates of insurance. Borrower shall give Lender prompt notice of any damage to, or loss of, any Collateral.

6.10 Loss; Damage; Destruction and Seizure.

(a) Borrower shall bear the risk of the Collateral being lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason whatsoever at any time until the expiration or termination of the Term.

(b) If during the Term any item of Collateral becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason whatsoever for a period equal to at least the remainder of the Term (an “Event of Loss”), then in each case Lender shall receive from the proceeds of insurance maintained pursuant to Section 6.9, from any award paid by the seizing governmental authority or, to the extent not received from the proceeds of insurance or award or both, from Borrower, on or before the Payment Date next succeeding such Event of Loss, an amount equal to the sum of: (i) all accrued and unpaid Scheduled Payments with respect to such Loan due prior to the next such Payment Date, (ii) a prepayment in an amount equal to the Stipulated Loan Value with respect to such Loan multiplied by the Prepayment Amount of each affected item of Collateral and (iii) all other sums, if any, that shall have become due and payable hereunder with respect to such Loan, including interest at the Default Rate with respect to any past due amounts. On the date of receipt by Lender of the amount specified above with respect to each such item of Collateral subject to an Event of Loss, this Agreement shall terminate as to such Collateral. Except as provided in Section 6.10(c), any proceeds of insurance maintained by Borrower pursuant to Section 6.9 and received by Borrower shall be paid to Lender promptly upon their receipt by Borrower. If any proceeds of insurance or awards received from governmental authorities are in excess of the amount owed under this Section 6.10, Lender shall promptly remit to Borrower the amount in excess of the amount owed to Lender.

(c) So long as no Event of Default has occurred and is continuing, any proceeds of insurance maintained pursuant to Section 6.9 received by Lender or Borrower with respect to an item of Collateral, the repair of which is practicable, shall, at the election of Borrower, be applied either to the repair or replacement of such Collateral or, upon Lender’s receipt of evidence of the repair or replacement of the Collateral reasonably satisfactory to Lender, to the reimbursement of Borrower for the cost of such repair or replacement. All replacement parts and equipment acquired by Borrower in replacement of Collateral pursuant to this Section 6.10(c) shall immediately become part of the Collateral upon acquisition by Borrower. Borrower shall take such actions and provide such documentation as may be reasonably requested by Lender to protect and preserve their first priority security interest and otherwise to avoid any impairment of Lender’s rights under the Loan Documents in connection with such repair or replacement.

6.11 Consultation Rights. Up and until a Liquidation Event and subject to the limitations set forth in subsections (b) and (c) of this Section 6.11, Borrower shall permit Lender to participate in the deliberations of Borrower’s management through the exercise, at reasonable times, of the following consultation rights:

(a) Lender shall be entitled to consult with and advise Borrower’s management on significant business issues, including management’s proposed annual operating plans, and management will meet with Lender regularly during each year at mutually agreeable times (at least twice per calendar year) for such consultation and advice and to review progress and operating results.

(b) In addition to its rights under Section 4.6, Lender may request information at reasonable times and intervals concerning Borrower’s financial condition and operations, provided that access to highly confidential proprietary information need not be provided unless otherwise consented to by Borrower under this Agreement.

(c) Lender’s designated representative may, upon Lender’s request, review copies of all notices, minutes, consents and other material that Borrower provides to its board of directors. The representative may be excluded from access to any material if Borrower believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board of Directors or such other time, if any, as the Board of Directors may determine in its sole discretion, such representative may address the Board of Directors with respect to Lender’s concerns regarding significant business issues facing Borrower.

(d) The rights of Lender under this Section 6.11 to consult with and advise Borrower concerning significant business issues shall not be deemed or urged by Borrower to vest Lender with the power or right to control the conduct of management of Borrower. Borrower agrees that nothing in this Section 6.11 impairs, vitiates, or limits in any fashion the exercise by Borrower’s management of its fiduciary duties. Borrower acknowledges that Lender’s consultation rights under this Section 6.11 are typical of the rights and access provided to a lender in an arms’ length loan transaction with a business concern with the revenues and prospects comparable to those of Borrower.

Notwithstanding the foregoing provisions of this Section 6.11, Lender’s rights granted herein shall not extend to, and Borrower agrees that Lender has no control, management or influence over Borrower of any kind respecting, any matter concerning: (i) the payment of any vendor or creditor of the Borrower other than Lender, (ii) the content of any document filed with the Securities and Exchange Commission or any other state or federal regulatory body or agency, (iii) the transport, handling or storage of any material or waste designated as hazardous or otherwise regulated or controlled under any law, regulation or ordinance, (iv) payroll tax, (v) pension plans, or (vi) the termination of non-executive employees.

6.12 ACH Further Assurances. In addition to and without limitation of Section 6.13, Borrower agrees that it shall provide Lender with not less than thirty (30) days prior written notice of the closure or planned depletion of any account designated as an account for ACH debits and/or credits on the ACH Authorization Form executed and delivered by Borrower to Lender. Borrower further agrees that should it establish any other accounts in substitution for such closed or depleted accounts, or shall otherwise establish any new deposit or operating accounts from which scheduled monthly principal and interest payments and cost and expenses due hereunder may be made, it shall notify Lender of the same and at Lender’s request, Borrower shall execute a new ACH Authorization Form in favor of Lender granting Lender authority to create ACH debit and/or credit entries in such accounts for the purposes of effecting such payments under Section 2.7(a). Borrower shall take all steps reasonably requested by Lender to maintain an ACH payment arrangement with Lender for so long as any Obligations remain outstanding.

6.13 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrower covenants and agrees that until the full and complete payment of the Obligations and termination of the Commitments, Borrower will not do any of the following:

7.1 Chief Executive Office; Location of Collateral. During the continuance of this Agreement, change Borrower’s name, the state of incorporation, chief executive office or principal place of business or remove or cause to be removed, except in the ordinary course of Borrower’s business, the Collateral or the records concerning the Collateral from the premises listed on the cover page without thirty (30) days prior written notice to Lender of any of the foregoing events.

7.2 Extraordinary Transactions and Disposal of Assets. Enter into any transaction not in the ordinary and usual course of Borrower’s business, including the sale, lease, license or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of Borrower’s assets, other than (i) sales of inventory in the ordinary and usual course of Borrower’s business as presently conducted and (ii) sales or other dispositions in the ordinary course of business of assets, other than Collateral, that have become worn out or obsolete or that are promptly being replaced.

Notwithstanding anything contained in this Section 7.2, the Borrower may do any of the following: (i) transfer non-exclusive licenses and similar arrangements for use of its intellectual property, in arm’s length transactions, in the ordinary course of its business for adequate consideration (ii) declare and make any dividend payment payable in its equity securities, (iii) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor, (iv) repurchase stock from former employees of Borrower in accordance with the terms of repurchase, vesting or similar agreements between Borrower and such employees in its ordinary course of business, (v) repurchase equity securities with the proceeds from the issuance of equity securities, (vi) repurchase, redeem, retire, defease or otherwise acquire for value equity securities in connection with or pursuant to any employees benefit plan or stock option plan of the Borrower, and (vii) provided no Event of Default has occurred and is continuing or is not caused thereby, consummate a merger, consolidation or acquisition, pursuant to which after giving effect thereto, Borrower is the surviving entity.

7.3 Restructure. Make any material change in Borrower’s financial structure or business operations or, other than through the sale of preferred stock to equity investors, cause, permit, or suffer any material change in Borrower’s ownership; or suspend operation of Borrower’s business. By way of example, Borrower may sell shares of capital stock in a financing transaction without the consent of Lender, provided no other Default is caused thereby.

7.4 Liens. Create, incur, assume or suffer to exist any Lien or any other encumbrance of any kind with respect to any of its Collateral, whether now owned or hereafter acquired, except for Permitted Liens.

7.5 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.6 Investments. Make any Investment in any Person, other than Permitted Investments, or permit any Subsidiary to do so.

7.7 Distributions. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided, however, that Borrower may redeem, retire or repurchase any capital stock owned or controlled by any former employee, director or officer of Borrower in accordance with any agreements entered into with the approval of the Borrower’s Board of Directors.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business (including stock purchases, option grants or financing transactions), on terms no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Compliance. Become an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay within three (3) days of when due and payable or when declared due and payable in accordance with the Loan Documents, any portion of the Obligations.

8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation under Sections 6.9 or 6.10, or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Lender and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within thirty (30) days after the occurrence of such default.

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by Borrower.

8.5 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness.

8.6 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days.

8.7 Redemption or Repurchase. If Borrower shall, after the date of this Agreement, redeem or repurchase (a) any shares of any class or series of its preferred stock or (b) more than Fifty Thousand Dollars ($50,000) in the aggregate of common stock, in each case whether pursuant to a mandatory redemption or otherwise, other than any redemptions or repurchases permitted under Section 7.7 or any redemptions or repurchases otherwise expressly permitted under this Agreement.

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, or report made to Lender by Borrower or any officer, employee, agent, or director of Borrower.

8.9 Breach of Warrant. If Borrower shall breach the terms of the Warrant.

8.10 Enforceability. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.11 Involuntary Bankruptcy or Insolvency. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.12 Voluntary Bankruptcy or Insolvency. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

9. LENDER’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and continuance of any Default or Event of Default, Lender shall have no further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence and during the continuance of an Event Of Default, Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Lender may, at their election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including the Stipulated Loan Value of the Loan Amount of each Loan, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.11 or 8.12 all Obligations shall become immediately due and payable without any action by Lender);

(b) Without notice to or demand upon Borrower, make such payments and do such acts as Lender consider necessary or reasonable to protect their security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender’s determination appears to be prior or superior to their security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Without notice to Borrower, set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower;

(d) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of their rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(e) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines are commercially reasonable;

(f) Lender may credit bid and purchase at any public sale; and

(g) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Waiver by Borrower. Upon the occurrence of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension of law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the Property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.

9.3 Effect of Sale. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest) on the occurrence and continuance of a Default or an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Lender were Borrowers themselves, (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into such Lender’s possession or under such Lender’s control, (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (d) in Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lender in and to the Collateral, or (e) to otherwise act with respect thereto as though Lender were the outright owner of the Collateral.

9.5 Lender’s Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower’s loan account as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.9 of this Agreement, and take any action with respect to such policies as Lender deem prudent. Any amounts paid or deposited by Lender shall constitute Lender’s Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

9.6 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender at the time of or received by Lender after, the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lender;

(b) Second, to the payment to Lender of the amount then owing or unpaid on the Loans for Scheduled Payments, the Stipulated Loan Value of the Loan Amount, and all other Obligations with respect to all Loans, and in case such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then to the unpaid interest thereon, then to unpaid principal thereof, then to the Stipulated Loan Value of the Loan Amount with respect to the Loan, and then to the payment of other amounts then payable to Lender under any of the Loan Documents; and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. WAIVERS; INDEMNIFICATION

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral. So long as Lender complies with its obligations, if any, under Section 9207 of the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower shall pay, indemnify, and hold Lender and each of its officers, directors, employees, counsel, partners, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Lender’s Expenses and reasonable attorney’s fees and the allocated cost of in-house counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, dissolution or relief of debtors or any appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

(b) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by prepaid facsimile to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Riverbed Technology, Inc.
501 Second Street, Suite 410
San Francisco, California 94107
Attention: Chief Financial Officer
FAX: (415) 247-8801

If to Lender:	Lighthouse Capital Partners V, L.P.
500 Drake’s Landing Road
Greenbrae, California 94904-3011
Attention: Contract Administration
FAX: (415) 925-3387

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

(b) This Agreement is the result of negotiations between and has been reviewed by each of Borrower and Lender executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender. Borrower and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s or Lender’s actual intentions.

(c) Any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and Borrower. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 12.4 shall be binding upon Lender and on Borrower.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Lender, be deemed to be material to and to have been relied upon by Lender.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

13. No Original Issue Discount. Borrower and Lender hereby acknowledge and agree that the Warrants to purchase stock transferred to Lender are part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code which includes the Loans. Borrower and Lender further agree as between Borrower and Lender, that the fair market value of the Warrants is equal to US$100 and that, pursuant to Treas. Reg. § 1.1273-2(h), US$100 of the issue price of the investment unit will be allocable to the Warrants and the balance shall be allocable to the Loans. Borrower and Lender agree to prepare their federal income tax returns in a manner consistent with the foregoing agreement and, pursuant to Treas. Reg. § 1.1273, the original issue discount on the Loans shall be considered to be zero.

14. Relationship of Parties. Borrower and Lender acknowledge, understand and agree that the relationship between the Borrower, on the one hand, and Lender, on the other, is, and at all times shall remain solely that of a borrower and lender. Lender shall not under any circumstances be construed to be a partner or joint venturer of Borrower or any of its Affiliates; nor shall the Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Lender do not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

15. Choice of Law and Venue; Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF

ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

THIS SPACE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:		LENDER:

RIVERBED TECHNOLOGY, INC.		LIGHTHOUSE CAPITAL PARTNERS V, L.P.

By:	/s/ Randy Gottfried	By:	LIGHTHOUSE MANAGEMENT
Name:	Randy Gottfried		PARTNERS V, L.L.C., its general partner
Title:	CFO
		By:	/s/ Thomas Conneely
		Name:	Thomas Conneely
		Title:	Vice President

Exhibit A-1–Collateral

Exhibit B-1–Warrant – LCP-V

Exhibit B-2– Warrant – LCP-IV

Exhibit C– Loan Agreement Supplement

Exhibit D– Ancillary Documents

Exhibit E– ACH Authorization Form

Exhibit F– Negative Pledge Agreement

Disclosure Schedules

Schedule 1 – Existing Liens

Schedule 2 – Subsidiaries

Schedule 3 – Equipment Location Report

Schedule 4 – Permitted Investments and Deposit and Securities Accounts

EXHIBIT A-1

This FINANCING STATEMENT and SECURITY AGREEMENT covers all of Debtor’s interests in all of the following types or items of property (excluding, however, all of the “IP Collateral” as defined below), wherever located and whether now owned or hereafter acquired, and Debtor hereby grants Secured Party a security interest therein as collateral for the payment and performance of all present and future indebtedness, liabilities, guarantees and obligations of Debtor to Secured Party, howsoever arising. Debtor agrees that said security interest may be enforced by Secured Party in accordance with the terms of all security and other agreements between Secured Party and Debtor, the California Uniform Commercial Code, or both, and that this document shall be fully effective as a security agreement, even if there is no other security or other agreement between Secured Party or Debtor:

All assetsand personal property of Debtor other than the “IP Collateral” (as defined below);

All “accounts”, “general intangibles”, “chattel paper”, “contract rights”, “documents”, “instruments”, “deposit accounts”, “inventory”, “farm products”, “fixtures” and “equipment”, as such terms are defined in Division 9 of the California Uniform Commercial Code in effect on the date hereof;

All general intangibles of every kind, including without limitation, federal, state and local tax refunds and claims of all kinds; all rights as a licensee or any kind; all customer lists, telephone numbers, and purchase orders, and all rights to purchase, lease sell, or otherwise acquire or deal with real or personal property and all rights relating thereto;

All returned and repossessed goods and all rights as a seller of goods; all collateral securing any of the foregoing; all deposit accounts, special and general, whether on deposit with Secured Party or others;

All life and other insurance policies, claims in contract, tort or otherwise, and all judgments now or hereafter arising therefrom;

All right, title and interest of Debtor, and all of Debtor’s rights, remedies, security and liens, in, to and in respect of all accounts and other collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, and all guarantees and other contracts of suretyship with respect to any accounts and other collateral, and all deposits and other security for any accounts and other collateral, and all credit and other insurance;

All notes, drafts, letters of credit, contract rights, and things in action; all drawings, specifications, blueprints and catalogs; and all raw materials, work in process, materials used or consumed in Debtor’s business, goods, finished goods, returned goods and all other goods and inventory of whatsoever kind or nature, any and all wrapping, packaging, advertising and shipping materials, and all documents relating thereto, and all labels and other devices, names and marks affixed or to be affixed thereto for purposes of selling or identifying the same or the seller or manufacturer thereof;

All inventory wherever located; all present and future claims against any supplier of any of the foregoing, including claims for defective goods or overpayments to or undershipments by suppliers; all proceeds arising from the lease or rental of any of the foregoing; INVENTORY RETURNED BY DEBTOR TO ITS SUPPLIERS SHALL REMAIN SUBJECT TO SECURED PARTY’S SECURITY INTEREST;

All equipment and fixtures, NONE OF WHICH THE DEBTOR IS AUTHORIZED TO SELL, LEASE OR OTHERWISE DISPOSE OF WITHOUT THE WRITTEN CONSENT OF SECURED PARTY, including without limitation all machinery, machine tools, motors, controls, parts, vehicles, workstations, tools, dies, jigs, furniture, furnishings and fixtures; and all attachments, accessories, accessions and property now or hereafter affixed to or used in connection with any of the foregoing, and all substitutions and replacements for any of the foregoing; all warranty and other claims against any vendor or lessor of any of the foregoing;

All investment property;

1

All books, records, ledger cards, computer data and programs and other property and general intangibles at any time evidencing or relating to any or all of the foregoing; and

All cash and non-cash products and proceeds of any of the foregoing, in whatever form, including proceeds in the form of inventory, equipment or any other form of personal property, including proceeds of proceeds and proceeds of insurance, and all claims by Debtor against third parties for loss or damage to, or destruction of, or otherwise relating to, any or all of the foregoing.

Notwithstanding the foregoing, the security interest granted in favor of the Secured Party hereby expressly excludes all of the Debtor’s right, title and interest in and to all of the following assets and property of the Debtor, wherever located and whether now owned or hereafter acquired (the “IP Collateral”):

(a) Any and all copyright rights, copyright applications, copyright registration and like protection in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the “Copyrights”);

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Debtor now or hereafter existing, created, acquired or held;

(d) All patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including, without limitation, the patents and patent applications (collectively, the “Patents”);

(e) Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Debtor connected with and symbolized by such trademarks (collectively, the “Trademarks”);

(f) Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for an collect such damages for said use or infringement of the intellectual property rights identified above;

(g) All licenses or other rights to use any of the Copyrights, Patents or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(h) All amendments, extensions, renewals and extensions of any of the Copyrights, Patents or Trademarks

2

NOTICE – PURSUANT TO AN AGREEMENT BETWEEN DEBTOR AND SECURED PARTY, DEBTOR HAS AGREED NOT TO FURTHER ENCUMBER THE COLLATERAL DESCRIBED HEREIN, THE FURTHER ENCUMBERING OF WHICH MAY CONSTITUTE THE TORTIOUS INTERFERENCE WITH SECURED PARTY’S RIGHTS BY SUCH ENCUMBRANCER. IN THE EVENT THAT ANY ENTITY IS GRANTED A SECURITY INTEREST IN DEBTOR’S ACCOUNTS, CHATTEL PAPER, GENERAL INTANGIBLES OR OTHER ASSETS CONTRARY TO THE ABOVE, THE SECURED PARTY ASSERTS A CLAIM TO ANY PROCEEDS THEREOF RECEIVED BY SUCH ENTITY.

“DEBTOR”	“SECURED PARTY”

RIVERBED TECHNOLOGY, INC., a Delaware corporation	LIGHTHOUSE CAPITAL PARTNERS V, L.P.
BY: LIGHTHOUSE MANAGEMENT PARTNERS V, L.L.C., its general partner

By:	By:
Name:	Name:
Title:	Title:

3

EXHIBIT B-1 AND B-2

WARRANTS

1

EXHIBIT C

LOAN AGREEMENT SUPPLEMENT NO. 01 DATED

Borrower:	Riverbed Technology, Inc., a Delaware corporation
Lender:	Lighthouse Capital Partners V, L.P.
Loan and Security Agreement No.:	4001
Transaction Number:	______________-_______

Capitalized terms used herein but not otherwise defined herein are used with the respective meanings given to such terms in the Agreement.

The amount being advanced under this Supplement is $                    . The Loan Commencement Date is January 1, 2006. The Funding Date shall be the date the amount to be advanced hereunder is disbursed to the Borrower and shall be set forth in the Summary of Loan Agreement Supplement.

Attached as Annex A hereto is a list of equipment added to the Collateral financed under the Agreement. This Collateral is located at:

Attached as Annex B hereto is the Stipulated Loan Value Table which sets forth the schedule of Stipulated Loan Values with respect to the Loan.

Attached as Annex C hereto is the Summary of Loan Agreement Supplement.

Borrower hereby certifies that (a) the foregoing information is true and correct and authorizes Lender to endorse in its books and records, the Loan Factor applicable to the Loan contemplated in this Loan Agreement Supplement and the principal amount set forth in the Summary of Loan Agreement Supplement; (b) the representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct on the date hereof and will be true and correct on the Funding Date; (c) Borrower has met or will by the Funding Date meet all conditions set forth in Section 3 of the Loan Agreement; (d) Borrower is now, and on the Funding Date will be, in compliance with the covenants and the requirements contained in Sections 6 and 7 of the Loan Agreement; and (e) no Default or Event of Default has occurred and is continuing under the Loan Agreement.

This Supplement is being delivered in the State of California.

This Supplement may be executed by Borrower and Lender in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, Borrower and Lender have caused this Supplement to be duly executed and delivered as of this day and year first above written.

BORROWER:	LENDER:

RIVERBED TECHNOLOGY, INC.	LIGHTHOUSE CAPITAL PARTNERS V, L.P.

By:	By:	LIGHTHOUSE MANAGEMENT
Name:		PARTNERS V, L.L.C., its general partner
Title:

By:
Name:
Title:

Annex A - List of Collateral

Annex	B - Stipulated Loan Value

Annex C - Summary of Loan Agreement Supplement

ANNEX A

The following represent further specific descriptions of the Collateral:

List of Collateral

ANNEX B

STIPULATED LOAN VALUE TABLE

Borrower:	Riverbed Technology, Inc., a Delaware corporation
Lender:	Lighthouse Capital Partners V, L.P.
Loan and Security Agreement No.:	4001
Transaction Number:	__________-_________

(All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.)

Stipulated Loan Value. The Stipulated Loan Value for each item of Equipment is the Stated Cost for the item(s) multiplied by Stipulated Loan Value Percentage for the appropriate Payment Number.

Payment Number	Stipulated Loan Value Percentage*
1	111.88%
2	109.78%
3	106.95%
4	104.54%
5	102.11%
6	99.65%
7	97.18%
8	94.68%
9	92.16%
10	89.63%
11	87.01%
12	84.46%
13	81.84%
14	79.20%
15	76.53%
16	73.84%
17	71.12%
18	68.38%
19	65.61%
20	62.81%
21	59.98%
22	57.13%
23	54.25%
24	51.34%
25	48.41%
26	45.45%
27	42.67%
28	39.46%
29	36.44%
30	33.39%
31	30.31%
32	27.21%
33	24.08%
34	20.93%
35	17.75%
36 and thereafter	15.00%

*	Each Stipulated Loan Value amount assumes payment of all Scheduled Payments due on or before the indicated Payment Date.

Borrower’s Initials: _____________________	Lender’s Initials: ___________________________

ANNEX C

SUMMARY OF LOAN AGREEMENT SUPPLEMENT NO. 01 DATED

Borrower:	Riverbed Technology, Inc., a Delaware corporation
Lender:	Lighthouse Capital Partners V, L.P.
Loan and Security Agreement No.:	4001
Transaction Number:	__________-_________

(All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.)

Funding Date:	_________________, 200__

Loan Commencement Date:	January 1, 2006

Original Loan Amount:	$_____________________

Interim Payment:	$_____________________

Loan Factor:	______________________%

Scheduled Payments*:	______ payments of $__________ each,

payable monthly in advance

LENDER:

LIGHTHOUSE CAPITAL PARTNERS V, L.P.

By:	LIGHTHOUSE MANAGEMENT PARTNERS V, L.L.C., its general partner

By: ________________________________________
Name: _____________________________________
Title: ______________________________________

EXHIBIT D

ANCILLARY DOCUMENTS

Officer’s Certificate

Insurance Request form

RIVERBED TECHNOLOGY, INC.

OFFICER’S CERTIFICATE

The undersigned,                         , hereby certifies that:

1. He/She is the duly elected and acting                      of RIVERBED TECHNOLOGY, INC., a Delaware corporation (the “Company”).

2. That on the date hereof, each person listed below holds the office in the Company indicated opposite his or her name and that the signature appearing thereon is the genuine signature of each such person:

NAME	OFFICE	SIGNATURE

3. Attached hereto as Exhibit A is a true and correct copy of the Certificate of Incorporation of the Company, as amended, as in effect as of the date hereof.

4. Attached hereto as Exhibit B is a true and correct copy of the Bylaws of the Company, as amended, as in effect as of the date hereof.

5. Attached hereto as Exhibit C is a copy of the resolutions of the Board of Directors of the Company authorizing and approving the Company’s execution, delivery and performance of a loan facility with Lighthouse Capital Partners V, L.P.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on                     .

RIVERBED TECHNOLOGY, INC.

By: ________________________________________
Name: _____________________________________
Title: _______________________________________

I, the                      of the Company, do hereby certify that                      is the duly qualified, elected and acting                      of the Company and that the above signature is his or her genuine signature.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Officer’s Certificate on                     .

RIVERBED TECHNOLOGY, INC.

By: ________________________________________
Name: _____________________________________
Title: ______________________________________

EVIDENCE OF INSURANCE

RE:	Loan and Security Agreement No. 4001 (“Agreement”)

Please submit the attached Certificate of Insurance to your Insurance Broker as soon as possible.

Please note that the Certificate of Insurance is required prior to funding.

To:		Broker: Please prepare a Certificate of Insurance as described and send to Certificate Holder via fax and regular mail below.
From:	Riverbed Technology, Inc.

CERTIFICATE OF INSURANCE	DATE (MM/DD/YY)

PRODUCER	THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.
INSURERS AFFORDING COVERAGE
INSURED	INSURER A:
Riverbed Technology, Inc.	INSURER B:
INSURER C:

COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED, NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN. THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	TYPE OF INSURANCE	POLICY NUMBER	EFFECTIVE DATE(MM/ DD/YY)	EXPIRATION DATE (MM/ DD/YY	LIMITS

A	X GENERAL LIABILITY COMMERCIAL GENERAL LIABLITY CLAIMS MADE X OCCUR _________________ _________________ GEN’L AGGREGATE LIMIT APPLIES PER POLICY PROJECT LOC				EACH OCCURRENCE	$2,000,000
					FIRE DAMAGE (Any one fire)	$ included
					MED EXP (Any one Person)	$10,000
					PERSONAL & ADV INJURY	$1,000,000
					GENERAL AGGREGATE	$2,000,000
					PRODUCTS-COM/OP AGG	$2,000,000

	AUTOMOBILE LIABILITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIRED AUTOS NON-OWNED AUTOS _________________				COMBINED SINGLE LIMIT (Ea accident)	$
					BODILY INJURY (Per person)	$
					BODILY INJURY (Per accident)	$
					PROPERTY DAMAGE (Per accident	$
					OTHER THAN EA OCC	$
					AUTOONLY AGG	$

A	EXCESS LIABILITY OCCUR CLAIMS MADE DEDUCTIBLE RETENTION $				EACH OCCURRENCE
					AGGREGATE

						$

						$

						$

A	OTHER Business Personal Property				Limit:	‘All Risk” of Direct Physical Loss or Damage( Subject to Policy Exclusions & Terms)

DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/EXCLUSIONS ADDED BY ENDORSEMENT/SPECIAL PROVISIONS

Lighthouse Capital Partners is named as Additional Insured and Loss Payee.

CERTIFICATE HOLDER

Lighthouse Capital Partners 500 Drake’s Landing Road Greenbrae, CA. 94904-3011 Attn: Contract Administration Fax: 415-925-3387 Phone: 415-464-5900	SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TOMAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLICATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

EXHIBIT E

AUTHORIZATION FOR AUTOMATIC PAYMENT

The undersigned Riverbed Technology, Inc. (“Borrower”) authorizes Lighthouse Capital Partners V, L.P. and any and all affiliated funds (collectively, “Lender”) and the bank / financial institution (“Bank”) named below to initiate variable debit and/or credit entries to Borrower’s deposit, checking or savings accounts as designated below and to cause funds transfers to an account of Lender as payment of all scheduled principal and interest payments and all costs and expenses due under the Loan and Security Agreement between Borrower and Lender dated June 7, 2004 (the “Loan Agreement”).

1.	Lender is hereby authorized to initiate variable debit and/or credit transactions and resulting funds transfers in Borrower’s designated accounts with respect to all scheduled principal and interest payments and all cost and expenses calculated by Lender to be due and owing to Lender by Borrower periodically under the Loan Agreement. Borrower consents to all such debit and/or credit transactions and resulting funds transfers and hereby authorizes Lender to take all such actions as may be required by Bank with respect to such transactions. Borrower acknowledges and agrees that such credit and/or debit entries may be made in amounts due under the Loan Agreement in order to cause timely payments as required by the terms of the Loan Agreement.

2.	Borrower hereby authorizes Lender to release to Bank all information concerning Borrower which may be necessary or desirable for Bank to investigate or recover any erroneous funds transfers which may occur.

3.	Borrower acknowledges and agrees that all such debit and/or credit transactions and funds transfers are intended to be made through an Automated Clearing House system and in compliance with the NACHA Rules and in compliance with Bank’s security procedures.

4.	Borrower represents and warrants that the account information set forth below is accurate and complete and that each of the account(s) set forth below is a business account maintained in Borrower’s name and for Borrower’s account.

This Consent shall be effective as of June 7, 2004 and shall remain in effect until the Loan Agreement has been terminated. Any cancellation by Borrower of this consent shall (i) be made in writing and (ii) delivered to Bank and Lender in such time as to afford Bank and Lender a reasonable opportunity to act on said cancellation.

Silicon Valley Bank
(Name of Borrower’s Bank)

3003 Tasman Drive	Santa Clara	CA	95054
(Address of Bank)	(City)	(State)	(Zip Code)

Bank Routing Number	________________________________________________________________
	(between these symbols /: :/ on bottom left of check)

Account Number:	(checking/deposit/savings)
(circle one)

Copy of a voided check is attached to this form:______________

Borrower Name:	Riverbed Technology, Inc.

Borrower Address:	501 Second Street, Suite 410 San Francisco, CA 94107

Authorized by:	____________________________________________________________
(signature of authorized Borrower representative)

Its: _________________________________________________________________________
(title of authorized Borrower representative)

Date authorized:	______________________________________________________________

Internal ACH Authorizations from Lender:

Approved by: ______________________________________________________ Date: __________________

Approved by: ______________________________________________________ Date: __________________

EXHIBIT F

NEGATIVE PLEDGE AGREEMENT

THIS NEGATIVE PLEDGE AGREEMENT is made as of June 7, 2004, by and between RIVERBED TECHNOLOGY, INC. (“Borrower”) and LIGHTHOUSE CAPITAL PARTNERS V, L.P. (“Lender”).

In connection with the Loan Documents being concurrently executed between Borrower and Lender, Borrower agrees as follows:

Except as otherwise permitted in the Loan Documents, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower’s intellectual property, including, without limitation, the following:

(a) Any and all copyright rights, copyright applications, copyright registration and like protection in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the “Copyrights”);

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d) All patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including, without limitation, the patents and patent applications (collectively, the “Patents”);

(e) Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the “Trademarks”);

(f) Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for an collect such damages for said use or infringement of the intellectual property rights identified above;

(g) All licenses or other rights to use any of the Copyrights, Patents or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(h) All amendments, extensions, renewals and extensions of any of the Copyrights, Patents or Trademarks; and

(i) All proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

It shall be an Event of Default under the Loan Documents between Borrower and Lender if there is a breach of any term of this Negative Pledge Agreement.

Capitalized items used herein without definition shall have the same meanings as set forth in the Loan and Security Agreement of even date herewith.

BORROWER:	LENDER:

RIVERBED TECHNOLOGY, INC.	LIGHTHOUSE CAPITAL PARTNERS V, L.P.

By: ________________________________________________	By:	LIGHTHOUSE MANAGEMENT PARTNERS V, L.L.C., its general partner

Name: _____________________________________________	By: ________________________________________________

Title: _______________________________________________	Name: ______________________________________________

Title: _______________________________________________